EXHIBIT 99.2

CONSENT OF HOWE BARNES HOEFER & ARNETT, INC.

We hereby consent to the use of our name and to the description of our opinion, dated November 7, 2006, under the heading “Opinions of Texas United’s Financial Advisors” in, and to the inclusion of our opinion letter as Appendix B to, the joint proxy statement/prospectus of Prosperity Bancshares, Inc. and Texas United Bancshares, Inc., which joint proxy statement/prospectus is part of this Registration Statement of Prosperity Bancshares, Inc. on Form S-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of this Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Howe Barnes Hoefer & Arnett, Inc.

HOWE BARNES HOEFER & ARNETT, INC.

Chicago, Illinois

November 7, 2006